Exhibit 99.3

PDL BioPharma, Inc.
Q3 2017
November 2, 2017

Following are some of the key points regarding PDL’s third quarter 2017 financial and business results.

Highlighted Financial Results from Q3 2017

•	Total revenues of $62.7 million and $252.0 million for the three and nine months ended September 30, 2017, respectively. An increase of 17% and 42%, respectively year on year.

•	GAAP diluted EPS of $0.14 and $0.56 for the three and nine months ended September 30, 2017, respectively.

•	Third quarter GAAP EPS Increased 75%.

•	GAAP net income attributable to PDL’s shareholders of $20.7 million and $88.4 million for the three and nine months ended September 30, 2017, respectively.

•
Non-GAAP net income attributable to PDL’s shareholders of $21.7 million and $73.7 million for the three and nine months ended September 30, 2017. A full reconciliation of all components of the GAAP to non-GAAP financial results can be found in Table 4 at the end of the release.

PDL Proposes to Acquire Neos Therapeutics

•
On October 26, 2017, PDL submitted a proposal to acquire Neos Therapeutics, Inc. for $10.25 per share in cash, which represented a premium of 40 percent to the closing price of Neos shares on October 25, 2017 and a premium of 41 percent to Neos' share price prior to PDL's initial proposal on June 23, 2017. The acquisition of Neos is consistent with PDL's stated strategy for growth and is a logical next step in the execution of its strategic plan. In particular, the Company believes that this acquisition would create an attractive pediatric platform and foundation for future growth. Subsequently, Neos' Board of Directors rejected PDL’s proposal and has refused to engage in a constructive dialogue with PDL management on behalf of Neos’ shareholders. PDL has a number of investment opportunities before it, of which Neos is only one. PDL's proposal remains outstanding through November 8, 2017. PDL will evaluate all of its options in the interim.

Updates on royalty-bearing products relating to Queen et al. Patents

Tysabri® (Approved royalty-bearing product relating to Queen et al. patents)

•	Continue to receive royalties on Tysabri from Biogen with respect to sales of the licensed product manufactured prior to patent expiry in jurisdictions providing patent protection licenses.

•
During our Q3 close period, Biogen sent PDL a notice of overpayment related to royalties on Tysabri sales of $13.5 million through the period ending September 30, 2017. The notice stated that the overpayment was the result of royalties being paid on product manufactured after the expiration of the Queen et al. patents. We had received cash payments of $14.9 million earlier during the third quarter of 2017. The $1.4 million we recognized was the net amount of $14.9 million cash received and the potential overpayment of $13.5 million.

•
Biogen informed PDL that the Q4 2017 royalties will be $4.5 million leaving a net potential overpayment of $9.0 million. PDL is currently working with Biogen to resolve this issue, however based upon preliminary discussions with Biogen, they do not expect further royalties in the US, and should expect a further reduction in royalties in other countries as product inventory manufactured prior to expiration of the Queen patents is depleted.

Noden Pharma

•
Noden US is commercializing Tekturna® and Tekturna HCT® in the United States and Noden Pharma DAC, an Irish based company, is assuming commercialization responsibilities for Rasilez® and Rasilez HCT® in the rest of the world, starting in the second half of 2017. The products are indicated for the treatment of hypertension.

•	PDL repurchased its non-controlling interest in Noden and now owns 100% of Noden and continues to hold three of five board seats.

•	Noden and PDL are evaluating additional specialty pharma products in the form of optimized, established medicines, to acquire for Noden.

PDL BioPharma, Inc.
Q3 2017
November 2, 2017

•	Noden net revenue for the quarter ended September 30, 2017 was $15.1 million, with $11.5 million in US revenue and $3.6 million in the rest of world.

◦	Gross margins on the US revenue in the third quarter were 83.9 percent.

◦
The $3.6 million of revenue for the ex-U.S. is net of cost of goods and a fee to Novartis through its transition services agreement and will continue until marketing authorizations have been transferred.

•	Novartis and Noden Pharma DAC are working to transfer the marketing authorizations from Novartis companies to Noden Pharma DAC or to deregister the products.

◦	These transfers are on track in most markets to transfer by the end of the year, as previously announced, and in 2018 for some markets in Asia, in particular.

◦
We are looking at each country on a case-by-case basis, which for example, led us to discontinue selling Rasilez in France, where the product was not profitable. This will have a negative impact on revenue but a positive one on profitability and return on our investment.

Updates on Income Generating Assets

Royalty Rights Assets

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of December 31, 2016 and with changes to September 30, 2017 as reflected in our Balance Sheet:

	Fair Value as of	Change of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2016	Ownership	Change in Fair Value	September 30, 2017
Depomed	$164,070	$—	$58,625	$222,695
VB	14,997	—	440	15,437
U-M	35,386	—	63	35,449
ARIAD	108,631	(108,169)	(462)	—
AcelRx	67,483	—	6,582	74,065
Avinger	1,638	—	(777)	861
KYBELLA	10,113	—	(6,651)	3,462
	$402,318	$(108,169)	$57,820	$351,969

The following table provides a summary of activity with respect to our royalty rights - change in fair value for the year ended September 30, 2017:

		Change in	Royalty Rights -
	Cash Royalties	Fair Value	Change in Fair Value
Depomed	$66,465	$58,625	$125,090
VB	1,005	440	1,445
U-M	2,717	63	2,780
ARIAD	3,081	(462)	2,619
AcelRx	88	6,582	6,670
Avinger	915	(777)	138
KYBELLA	133	(6,651)	(6,518)
	$74,404	$57,820	$132,224

Updates on Royalty Rights Assets
Depomed, Inc.

•	To date (through September 30, 2017), we have received cash royalty payments of $277.8 million of the $240.5 million investment.

•	Glumetza (and authorized generic version) royalty: 50% of net sales less COGS continues so long as the products are being commercialized.

PDL BioPharma, Inc.
Q3 2017
November 2, 2017

•
On October 27, 2017, PDL and Depomed, Inc. entered into a settlement agreement with Valeant Pharmaceuticals International, Inc. to resolve all matters addressed in the lawsuit filed by Depomed on September 7, 2017 relating to underpayment of royalties by Valeant. Under the terms of the Settlement Agreement, the litigation will be dismissed, with prejudice, and Valeant paid a one-time, lump-sum payment of $13.0 million, which will be transferred to PDL pursuant to the terms of the Depomed Royalty Agreement.  The cash from the settlement agreement is expected to be received in Q4 2017 and has been reflected in the Depomed royalty rights asset discounted cashflow valuation as of September 30, 2017.

•
In October 2017, PDL received a royalty payment from Valeant in the amount of $6.9 million for royalties earned on sales of Glumetza for the month of September. The royalty payment included royalties related to the authorized generic version of Glumetza.

•	Recent product approvals, Jentadueto XR, Invokamet XR and Synjardy XR have yielded $17 million in milestones in 2016 and started generating royalties to PDL.

•	Low to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR and 2026 for Jentadueto XR and Synjardy XR.

Notes Receivable

The following table presents the fair value of assets and liabilities not subject to fair value recognition by level within the valuation hierarchy:

	September 30, 2017			December 31, 2016
	Carrying Value	Fair Value Level 2	Fair Value Level 3	Carrying Value	Fair Value Level 2	Fair Value Level 3
(In thousands)
Assets:
Wellstat Diagnostics note receivable	$50,191	$—	$52,288	$50,191	$—	$52,260
Hyperion note receivable	1,200	—	1,200	1,200	—	1,200
LENSAR note receivable	—	—	—	43,909	—	43,900
Direct Flow Medical note receivable	—	—	—	10,000	—	10,000
kaléo note receivable	—	—	—	146,685	—	142,539
CareView note receivable	19,245	—	19,900	18,965	—	19,200
Total	$70,636	$—	$73,388	$270,950	$—	$269,099

Updates on Notes Receivable

Wellstat Diagnostics, LLC

•
In NY court action commenced by PDL to collect from related entities who are guarantors of the loan, the judge ruled in favor of PDL. On appeal, the appellate division of the NY court reversed on procedural grounds the portion of the decision granting PDL summary judgment, remanding the case to the trial division for a plenary action. The action is currently before the NY trial court and in the pre-trial phase. The parties will have the opportunity to conduct discovery and file dispositive motions prior to trial. No trial date has been set yet.

•
In September 2017, Wellstat Therapeutics, one of the Wellstat Guarantors,  obtained a decision against BTG International, Inc. in a breach of contract case which set the damages at $55.8MM plus interest and fees.  While Wellstat Therapeutics will only receive the award in a final court decision or settlement between the parties, and BTG may appeal the decision, PDL nonetheless in late October filed with the NY Court a request for a pre-judgment attachment of those funds, should Wellstat Therapeutics find itself in possession of the funds.

Direct Flow Medical, Inc.

•	PDL initiated foreclosure proceedings in January 2017 which resulted in obtaining ownership of certain of the DFM assets through a wholly-owned subsidiary, DFM, LLC.

•	PDL wrote off $51.1 million of assets against ordinary income in Q4 2016.

•	YTD 2017, PDL monetized $8.2 million of those assets. PDL is in the process of monetizing the ex-China assets of DFM, LLC. The amount of which recovery, if any, is unknown at this time.

PDL BioPharma, Inc.
Q3 2017
November 2, 2017

•	As of September 30, 2017 remaining foreclosed assets are recorded as assets held for sale with a carrying value of $1.8 million.

kaleo, Inc.

•
On September 21, 2017, PDL entered into an agreement with a third-party purchaser, pursuant to which the Company sold its entire interest in the kaléo, Inc. note. Pursuant to the agreement, the purchaser paid PDL an amount equal to 100% of the then outstanding principal plus a premium of 1% of such amount and accrued interest under the Notes, for an aggregate cash purchase price of $141.7 million, subject to an 18-month escrow holdback of $1.4 million against certain potential contingencies.

Forward-looking Statements

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company's business are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports filed with the Securities and Exchange Commission, as updated by subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward looking statement except as required by law.

PDL BioPharma, Inc.
Q3 2017
November 2, 2017

Queen et al. Royalties
Royalty Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2017	14,156	16,284	1,443	—	31,883
2016	13,970	14,232	14,958	15,513	58,673
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2017	471,877	398,382	194,563	—	1,064,822
2016	465,647	474,379	498,618	517,099	1,955,743
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.